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                                                                    EXHIBIT 2.1



                          -----------------------------

                  PERFUMANIA.COM, INC. STOCK PURCHASE AGREEMENT

                          -----------------------------


                                      AMONG

                              E COM VENTURES, INC.,

                                 ZERO.NET, INC.,

                                       AND

                        ENVISION DEVELOPMENT CORPORATION

                                 APRIL 29, 2000


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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into effective as of April 29, 2000, by and among E Com Ventures, Inc., a Florida corporation (the "Buyer "), ZERO.NET, Inc., a Delaware Corporation (`ZERO") and Envision Development Corporation, a Florida corporation (the "Seller").

         WHEREAS, the Seller owns one hundred percent (100%) of the issued and outstanding shares of common stock (the "Shares") of perfumania.com, Inc., a Florida corporation (the "Company") which it desires to sell to Buyer; and

         WHEREAS, an Affiliate of the Buyer originally organized a company (the "Original Company") to conduct the business of selling perfumes and other related items over the Internet and the world wide web and the business conducted by its wholly owned subsidiary Post-A-Card.com (the "Business"); and

         WHEREAS, an Affiliate of the Buyer caused the Original Company to conduct an initial public offering of its securities; and

          WHEREAS, voting control of the Original Company was later acquired by Affiliates of the Seller and the Original Company was reorganized so that the Business (and its assets) became owned and operated by the Company, the wholly owned subsidiary of Seller; and

           WHEREAS, certain assets unrelated to the Business (but used in connection with Seller's business) became commingled with the assets of the Company ("Non-Business Assets"); and

           WHEREAS, the Buyer now desires to purchase the Shares in order to reacquire the Business, all upon the terms and subject to the conditions set forth herein; and

           WHEREAS, the consideration which Buyer will pay to Seller in exchange for the Shares shall be four hundred thousand (400,000) shares of Seller's $0.01 par value common stock (the "Exchanged Shares"); and

           WHEREAS, ZERO desires to acquire from Buyer one hundred thousand (100,000) shares of Seller's $0.01 par value common stock (the "Purchased Shares") for a total purchase price of two million five hundred thousand dollars ($2,500,000) (the "Cash Purchase Price"). The Exchanged Shares and the Purchased Shares are collectively referred to in this Agreement as the "EDV Shares"; and

           WHEREAS, Alta Limited, a corporation organized under the laws of the Jersey Channel Islands ("Alta") has exercised its option to acquire five hundred thousand (500,000) shares of Seller's $0.01 par value common stock ("Exercise Shares) from Buyer pursuant to an existing option granted by Buyer to Alta in a certain stock option agreement dated December 10, 1999 (the "Option Exercise"). In connection with the Option Exercise, Alta is required to pay the total option





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price of four million dollars ($4,000,000) to the Buyer (the "Exercise Price")
to effect the Exercise Option.

         NOW, THEREFORE, in consideration of the forgoing and the mutual representations, warranties, covenants, and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                    ARTICLE I. - SALE AND PURCHASE OF SHARES

         1.01 SALE AND PURCHASE OF SHARES. On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 2.01:

                  (a) Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, the Shares, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever; and

                  (b) Buyer shall transfer to Seller the Exchanged Shares free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever, in payment for the Shares.

         1.02 ZERO PURCHASE; ALTA OPTION EXERCISE. On the Closing Date ZERO will purchase the Purchased Shares from Buyer in the manner set forth below and ALTA will effect the Option Exercise and will acquire the Exercise Shares in the manner set forth below. Buyer shall transfer to ZERO and ALTA the Purchased Shares and the Exercise Shares, respectively, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever.

         1.03 TRANSFER AGENT AND DELIVERIES. To effect the transfers contemplated by Sections 1.01 and 1.02, at the Closing:

         (a) Buyer shall deliver or cause to be delivered to Continental Stock Transfer and Trust Company which is the transfer agent of Seller ("Transfer Agent") the stock certificates representing all of the Exchanged Shares, the Purchased Shares and Exercise Shares, accompanied by stock powers duly executed in blank and otherwise in form acceptable to the Transfer Agent together with all documents to cause the transfer on the books of the Seller as set forth below.

         (b) Seller shall deliver or cause to be delivered to Buyer, all of the items described in Section 2.02 including, without limitation, stock certificates representing the Shares being sold by Seller hereunder, accompanied by stock powers duly executed in blank and otherwise in form acceptable to Buyer for transfer on the books of the Company and Buyer shall immediately deliver to seller a receipt of such items for delivery to the Transfer Agent.





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         (c)  As soon as possible following execution of this Agreement, the
              Parties shall mutually establish an account at the Transfer Agent into which ZERO and Alta shall each deposit the funds set forth in section 1.04(a) below together with irrevocable instructions to pay the funds so held to Buyer when the Transfer Agent has all of the documents necessary to transfer all of the Exercise Shares to Alta, the Exchanged Shares to Seller and the Purchased Shares to ZERO. Attached hereto as Exhibit "A" is an Escrow Agreement among Alta, Buyer, Seller, ZERO and the Transfer Agent which will be executed and delivered concurrently with this Agreement.

         1.04 CONCURRENT TRANSACTIONS AND CONDITIONS TO CLOSING. Buyer's obligation to purchase the Shares and Seller's obligation to sell the Shares are contingent upon the occurrence of the following events:

                  (a) The deposit by ZERO on May 4, 2000 of two million five hundred thousand dollars ($2,500,000) to the Transfer Agent and the deposit by Alta on May 4, 2000 of four million dollars ($4,000,000) to the Transfer Agent.

                  (b) Receipt by Buyer of two million five hundred thousand dollars ($2,500,000) from the Transfer Agent on May 4, 2000, as payment of the Cash Purchase Price for the Purchased Shares and the concurrent transfer of the Purchased Shares by the Transfer Agent from Buyer to Seller.


                  (c) Receipt by Buyer of four million dollars ($4,000,000) from the Transfer Agent on May 4, 2000, as payment of the Exercise Price and the concurrent transfer of the Exercise Shares by the Transfer Agent to Alta.

         1.05 CLOSING BALANCE SHEET. Attached hereto as Exhibit 1.05 is a proforma balance sheet for the Company, which includes $1,900,000 of net worth, ("The Minimum Requirements"). Seller shall have the exclusive right to manage the Company and the Business until 12:01 a.m. EDT on Saturday, May 6, 2000. In this regard, Seller shall have the right to sell or exchange assets of the Company; provided, however, at the end of such period, the net worth of the Company shall be no less than $1,900,000. As of the Closing Date, the Company has $300,000 in cash which it will use to pay to Buyer the amounts owed for fees and inventory purchases from January 11, 2000 through May 6, 2000. As soon as practical (and in no event later than thirty days (30) after the Closing Date), Seller shall cause to be prepared and delivered to the Buyer an adjusted balance sheet for the Company dated as of May 6, 2000 ("the Closing Balance Sheet"). The Buyer and its accountants shall be entitled to review the Closing Balance Sheet, and any working papers, source documents, trial balances and similar materials relating to the Closing Balance Sheet prepared by Seller or its accountants. Seller shall also provide Buyer and its accountants with timely access, during Seller's normal business hours, to Seller's personnel, properties, books and records to the extent related to the Closing Balance Sheet. The Closing Balance Sheet shall show all of the assets associated with the Business (which include cash, inventories, fixed assets and prepaid expenses) as well as all liabilities associated with the Business (including accounts payable and accrued





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liabilities), all showing a net book value no less than $1,900,000. Prior to May
6, 2000, Seller shall cause all Non-Business Assets to be transferred from the Company to the account of Seller; provided, however, if any Non-Business Asset has not been so transferred by the Closing Date, Buyer will cooperate with Seller to cause the Company to transfer all such Non-Business Assets to Seller as soon as possible thereafter. Because of the "carve out" of the Non-Business Assets, the Closing Balance Sheet may not conform to generally accepted accounting principles and shall not be required to so conform.

                              ARTICLE II. - CLOSING

         2.01 CLOSING. The closing of the transactions contemplated herein (the "Closing") shall occur on May 4, 2000 at the offices of the Buyer unless the parties agree to another date and/or place. The term "Closing Date" shall mean the date on which the Closing occurs.

         2.02 DELIVERIES BY SELLER. At the Closing, the Seller shall deliver to
Buyer:

              (a) certificates representing all of the Shares, duly endorsed in blank for transfer, or with appropriate stock powers in blank attached;

              (b) the resignations of all officers and directors of the Company.

              (c) the stock book, stock ledger, minute books and corporate seal of the Company;

              (d) a certificate executed by Seller to the effect that the conditions set forth in Section 6.02(a) have been satisfied;

              (e) possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Seller or any Affiliate of Seller pertaining to the Company (collectively, the "Records"); provided, however, that the Seller may retain (1) copies of any tax returns and copies of Records relating thereto; (2) copies of any Records that the Seller is reasonably likely to need for complying with requirements of law; and (3) copies of any Records that in the reasonable opinion of the Seller will be required in connection with the performance of its obligations under Article VII;

              (f) evidence satisfactory to Buyer that Buyer's designees shall be the only authorized signatories with respect to the Company's various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in Schedule 3.18.

                  ARTICLE III. - REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

         The Seller hereby represents and warrants to Buyer that to the best of its knowledge:

         3.01 CORPORATE EXISTENCE AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; the Company has the corporate power to own, manage, lease and hold its Properties and to carry on its Business as and where such Properties are presently located and such business is presently conducted; and




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neither the character of the Company's Properties nor the nature of the
Company's business requires the Company to be duly qualified to do business as a foreign corporation in any jurisdiction outside those in which it is currently qualified in Schedule 3.01 attached hereto lists any changes in jurisdiction of qualification since January 11, 2000, and the Company is in good standing in each jurisdiction in which it is qualified as a foreign corporation.

         3.02 AUTHORITY, APPROVAL AND ENFORCEABILITY This Agreement has been duly authorized by all necessary corporate action including approval by the Board of Directors , no shareholder approval is required. This Agreement has been duly executed and delivered by the Company and the Seller, and the Seller and the Company each have all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which the Seller and/or the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         3.03 CAPITALIZATION AND CORPORATE RECORDS.

              (a) Schedule 3.03(a) sets forth the authorized and outstanding capital stock of the Company. The issued and outstanding shares of capital stock are owned beneficially and of record by the persons shown on Schedule 3.03(a), free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever. All of the outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of the Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"). There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of capital stock of the Company. The copies of the Articles of Incorporation and Bylaws of the Company provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The Company's stock and minute books made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all shareholder and corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting. All corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect all of the Company's transactions, properties, assets and liabilities.



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              (b) Except as shown on Schedule 3.03(b) hereto, the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or controls, any other corporation, partnership, joint venture or other business entity.

         3.04 NO SELLER DEFAULTS OR CONSENTS. Except as otherwise set forth in
Schedule 3.04 hereto, the execution and delivery of this Agreement and the Collateral Agreements by the Seller and the performance by the Seller of his obligations hereunder and thereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which the Seller is a party, or by which the properties or assets of any Seller is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

         3.05 NO COMPANY DEFAULTS OR CONSENTS. Except as otherwise set forth in
Schedule 3.05 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

              (a) violate or conflict with any of the terms, conditions or provisions of the charter or bylaws of the Company;

              (b) violate any Legal Requirements applicable to the Company;

              (c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company;

              (d) result in the creation of any lien, charge or other encumbrance on any Properties of the Company; or

              (e) require the Seller or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

         3.06 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or the Seller or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Properties as a result of the consummation of this Agreement.

         3.07 EMPLOYEE BENEFIT MATTERS.

              The Company has no employee benefit programs subject to ERISA or any comparable state law and:





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              (a)    Except as set forth in Schedule 3.07(a) neither the
                     execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code;

              (b) Except as set forth in Schedule 3.07(a) since January 11, 2000, there have not been any (i) work stoppages, labor disputes or other significant controversies between the Company and its employees, (ii) labor union grievance or organizational efforts, or (iii) unfair labor practice or labor arbitration proceeding pending or threatened.

              (c) Except as set forth in Schedule 3.07(a), the Company is not a party to any agreement, and has not established any policy or practice, requiring the Company to make a payment or provide any other form or compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

              (d) Schedule 3.07(e) sets forth by number and employment classification the approximate numbers of employees employed by the Company as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company.

         3.08 FINANCIAL STATEMENTS.

              (a) The Seller has delivered to Buyer true and complete copies of Financial Statements with respect to the Seller including the Business as of and for the fiscal year ended January 29, 2000 (the "Financial Statements"). The independent accountants have certified that such Financial Statements present fairly the financial condition and results of operations of the Seller for the dates or periods indicated thereon and that such Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated.

              (b) The Closing Balance Sheet will contain a fair statement of the net book value of the Business of the Company on May 6, 2000.

              (c) Seller is the "ultimate parent entity" as such term is defined in C.F.R. Section 801.1(a)(3). Seller, together with all entities controlled by it, does not hold assets having an aggregate book value of $10 million or more as shown on its last regularly prepared balance sheet and did not have revenues of $10 million or more as shown on its most recent fiscal year statement (in each case determined in accordance with 16 C.F.R. Section 801.11. The term





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"controlled by" as used in this section shall have the same meaning set forth in
16 C.F.R. 802.1(b). This representation and warranty is made for the purpose of determining the applicability of the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended, to the transactions contemplated by this Agreement.

         3.09 ABSENCE OF CERTAIN CHANGES.

              (a) Except as otherwise set forth in Schedule 3.09(a) attached hereto, since January 11, 2000, there has not been:

                  (i) any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of the Company;

                  (ii) any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Company; or

                  (iii) any material adverse change in the Company's sales patterns, pricing policies, accounts receivable or accounts payable.

              (b) Except as otherwise set forth in Schedule 3.09(b) attached hereto, since January 11, 2000, the Company has not done any of the following:

                  (i) merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

                  (ii) purchased any securities of any Person;

                  (iii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

                  (iv) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company's business operations;

                  (v) entered into, amended or terminated any material agreement;

                  (vi) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 3.13;

                  (vii) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;




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                  (viii) incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $25,000 (other than those required pursuant to any agreement specified in Schedule 3.13 and those in the ordinary course of business);

                  (ix) changed its books of account other than in the usual, regular and ordinary manner on a basis consistent with prior periods or made any material change in any of its accounting methods or practices;

                  (x) adopted any employee benefit program, or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to employees in the ordinary course of business and consistent with past practice;

                  (xi) suffered any extraordinary losses or waived any rights of material value;

                  (xii) forgiven any indebtedness due or owing from Seller to the Company;

                  (xiii) (A) except in the ordinary course of business, liquidated Inventory or accepted product returns, (B) accelerated receivables,
(C) delayed payables, or (D) changed in any material respect the Company's practices in connection with the payment of payables and/or the collection of receivables;

                  (xiv) engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

                  (xv) declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

                  (xvi) amended its charter or bylaws;

                  (xvii) issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

                  (xviii) committed to do any of the foregoing.

         3.10 COMPLIANCE WITH LAWS. Except as otherwise set forth in Schedule 3.10(1), the Company is and has been in compliance in all respects with any and all Legal Requirements applicable to the Company, other than failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company. Except as otherwise set forth in Schedule 3.10(2), since January 11, 2000 the Company (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company, and (y) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company. Without limiting the generality of the foregoing, since January 11, 2000 the Company has not received notice of and there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, and (c) environmental protection, building, zoning and land use.

         3.11 LITIGATION. Except as otherwise set forth in Schedule 3.11, there are no claims, actions, suits, investigations or proceedings against the Company pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties or financial condition of the Company and there is no basis for any such claim, action, suit, investigation or proceeding.
Schedule 3.11 also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since January 11, 2000.

         3.12 OWNERSHIP OF COMPANY PROPERTIES.

              (a) Except as provided under the provisions of the agreements described in Schedule 3.12(a), the Company has and will have as of the Closing Date legal and beneficial ownership of its Properties, free and clear of any and all liens, mortgages, pledges, adverse claims, encumbrances or other restrictions or limitations whatsoever ("Liens").

              (b) Schedule 3.12(b)(1) sets for a list of any modifications that have occurred since January 11, 2000 with respect to all real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein) currently owned, or ever owned, by the Company, in each case setting forth the street address or legal description of each property covered thereby (the "Owned Premises"). Schedule 3.12(b)(2) sets forth a list of all leases, licenses or similar agreements relating to the Company's use or occupancy of real estate owned by a third party ("Leases") that have been modified in any respect since January 11, 2000, true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and
(ii) the street address or legal description of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect and have not been amended, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. With





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




respect to each such Owned Premises and Leased Premises, as applicable: (i) the Company has a valid ownership interest in the Owned Premises and a valid leasehold interest in the Leased Premises, free and clear of any Liens, covenants and easements or title defects that have had or could have an adverse effect on the Company's use and occupancy of the Owned Premises and the Leased Premises; (ii) the portions of the buildings located on the Owned Premises and the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current and reasonably anticipated normal business activities as conducted thereat; (iii) each of the Owned Premises and the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) the Company has not received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Owned Premises or the Leased Premises or any access thereto, and, to the Knowledge of the Company, no such proceedings are contemplated, or
(b) any special assessment which may affect any of the Owned Premises or the Leased Premises.

              (c) Set forth on Schedule 3.12(c) is a list and description of any modifications that have occurred since January 11, 2000 with respect to all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by the Company and all goodwill associated therewith. The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, tradenames, software, formulae, methods, processes and other intangible properties that are necessary or customarily Used by the Company for the ownership, management or operation of its Properties ("Intangible Rights") including, but not limited to, the Intangible Rights listed on Schedule 3.12(c). Except as set forth on Schedule 3.12(c): (i) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by the Company to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the Knowledge of the Company, no grounds for any such claims exist; (v) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Company's businesses is infringing or has infringed upon any intellectual property rights of others; (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Company's Intangible Rights has been assigned, transferred, licensed or sublicensed by the Company to any person other than the Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 3.12(c) and were duly made and remain in full force and effect; and (ix) to the Knowledge of the Company, there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights. To the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure. All of the Intangible Rights are assignable to the Buyer without alteration or impairment.

              (d) Set forth on Schedule 3.12(d) is a list of any additions, deletions or modifications that have occurred since January 11, 2000 with respect to all authorizations, consents, approvals, franchises, licenses and permits required by any Person (other than a Governmental Authority) for the operation of the business of the Company as presently operated (the "Other Person Authorizations"). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in compliance with the terms of all the Other Person Authorizations. Neither the Company nor any Seller has any knowledge of any facts which could be expected to cause them to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course. Each of the Other Person Authorizations may be assigned and transferred to the Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filings with, any Person.

         3.13 COMMITMENTS.

              (a) Except as otherwise set forth in Schedule 3.13, since January 11, 2000 the Company has not become a party to or bound by any of the following nor has the Company terminated or modified the terms of any of the following, whether written or oral:

                  (i) any Contract that cannot by its terms be terminated by the Company with 30 days' or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

                  (ii) contract or commitment for capital expenditures by the Company in excess of $25,000 per calendar quarter in the aggregate;

                  (iii) lease or license with respect to any Properties, real or personal, whether as landlord, tenant, licensor or licensee;

                  (iv) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

                  (v) partnership agreement;

                  (vi) contract with any Affiliate of the Company (including the Seller) relating to the provision of goods or services by or to the Company;

                  (vii) agreement for the sale of any assets, other than inventory in the normal course of business, that in the aggregate have a net book value on the Company's books of greater than $25,000;

                  (viii) agreement that purports to limit the Company's freedom to compete freely in any line of business or in any geographic area;

                  (ix) preferential purchase right, right of first refusal, or similar agreement; or

                  (x) other Contract that is material to the business of the Company.

              (b) All of the Contracts listed or required to be listed in
Schedule 3.13 are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 3.13. Neither the Company nor, to the Knowledge of the Company, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 3.13. Following the Closing, Buyer will be entitled to all of the benefits of the Company under each Contract listed or required to be listed in Schedule 3.13.

              (c) Except as otherwise set forth in Schedule 3.13(c), the Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm's-length negotiations or bargaining.

         3.14 INSURANCE. Schedule 3.14 hereto is a complete and correct list of any additions, deletions or modifications since January 11, 2000 to insurance policies that relate to the Company or its Properties. Such policies are sufficient for compliance by the Company with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to the Company an intention to cancel any such policy. The Company has no claim pending or anticipated against any of the insurance carriers under any of such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind, which could reasonably be expected to give rise to any such claim.

         3.15 INVENTORIES. Except as otherwise set forth in Schedule 3.15(1), the Inventory of the Company as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of the Company and be usable and saleable in the ordinary and usual course of business for the purposes for which intended. Except as otherwise set forth in Schedule 3.15(2), such Inventory is valued on the Company's books of account on a basis consistent with the Company's historical practices prior to January 11, 2000.

         3.16 EQUIPMENT AND OTHER TANGIBLE PROPERTY. Except as otherwise set forth on Schedule 3.16, the Company's equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Properties (the

"Tangible Company Properties"), other than Inventory, is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company's prior practices and normal industry standards.

         3.17 PERMITS; ENVIRONMENTAL MATTERS.

              (a) Except as otherwise set forth in Schedule 3.17(a), the Company has all Permits necessary for the Company to construct, own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in Schedule 3.17(a), all such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in Schedule 3.17(a), (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

              (b) Except as set forth on Schedule 3.17(b), there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the Knowledge of the Company, threatened, or judgments or orders relating to any Hazardous Materials (collectively called "Environmental Claims") asserted or threatened against the Company or relating to any real property currently or formerly owned, leased or otherwise used by the Company. Neither the Company nor, to the Knowledge of the Company, any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against the Company or the Buyer. Except as set forth on Schedule 3.17(b), the Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

              (c) Except as set forth on Schedule 3.17(c), no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or Used by the Company or, to the Knowledge of the Company, on adjacent parcels of real property, and no part of such real property or, to the Knowledge of the Company, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

              (d) Except as set forth on Schedule 3.17(d), the Company has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

         3.18 BANKS. Schedule 3.18 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs. Except as otherwise set forth in Schedule 3.18, no such proxies, powers of attorney or other like instruments are irrevocable.

         3.19 SUPPLIERS AND CUSTOMERS. Schedule 3.19 sets forth any change since January 11, 2000 in (i) the principal suppliers of the Company together with the dollar amount of goods purchased by the Company from each such supplier during each such period, and (ii) the principal customers of the Company during such period together with the dollar amount of goods and/or services sold by the Company to each such customer during each such period. Except as otherwise set forth in Schedule 3.19, to the Knowledge of the Company, the Company maintains good relations with all suppliers and customers as well as with governments, partners, financing sources and other parties with whom the Company has significant relations, and no such party has canceled, terminated or made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its direct or indirect purchase or usage of the products or services of the Company.

         3.20 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company, Seller nor any other Affiliate or agent of the Company, or any other person acting on behalf of or associated with the Company, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other person; or (b) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Company, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Company.

         3.21 TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 3.21 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with Seller or any officer, director or shareholder of the Seller or its Affiliates. Except as set forth on Schedule 3.21, neither Seller nor any Affiliate of the Seller is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to Seller or any Affiliate of Seller.

         3.22 OTHER INFORMATION. The information furnished by the Seller and the Company to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Seller and/or the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

         3.23 LIMITATION. To the extent that Buyer or any Affiliate of Buyer knows that any representation or warranty is untrue or has sufficient information to ascertain that any representation or warranty is incorrect or untrue, Buyer shall not have the right to rely on such representation or warranty for any purpose.

              ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Seller that:

         4.01 CORPORATE EXISTENCE AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

         4.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of Buyer. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         4.03 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or its properties as a result of the consummation of this Agreement.

         4.04 TITLE. Seller will receive good title to the EDV Shares free and clear of all liens, claims, encumbrances, charges or liabilities of any kind or nature whatsoever.

                            ARTICLE V. - COOPERATION

         Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, (i) cooperating with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, statute, rule or regulation; (ii) using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Government Entity or other Persons (including parties to Contracts with the Company as are necessary for the consummation of the transactions contemplated hereby), (iii) making on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby, (iv) defending all Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining Order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (v) executing and delivering such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby. Buyer and Seller shall agree to jointly elect to have Section 338 (h)(10) of the Internal Revenue Code apply to the transfer of the Shares and shall execute and file an election to that effect as soon as reasonably possible (the "338 Election").

          ARTICLE VI. - CONDITIONS TO SELLER'S AND BUYER'S OBLIGATIONS

         6.01 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of Seller to carry out the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction or waiver of the following conditions at or prior to the Closing:

              (a) Buyer shall have furnished Seller with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.

              (b) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

              (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company or Seller) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company as a result of the consummation of this Agreement.

         6.02 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction, or waiver by Buyer, of the following conditions at or prior to the Closing:

              (a) All representations and warranties of the Company and Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Company and Seller shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by it at or prior to the Closing.

              (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer or the Company or its Properties as a result of the consummation of this Agreement.

              (c) Except for matters disclosed in Schedule 3.09(a) or 3.09(b) attached hereto, since January 11, 2000 and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a material adverse effect on the Company's Business, operations, prospects, Properties or financial condition.

              (d) All agreements, commitments and understandings between the Company and Seller (or any Affiliate thereof) shall have been terminated in all respects on terms satisfactory to Buyer, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by the Seller and/or such Affiliates, as applicable, and written evidence thereof satisfactory in form and substance to Buyer shall have been delivered to Buyer.

              (e) All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

              (f) Buyer shall have received written evidence, in form and substance satisfactory to Buyer, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Company) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which the Company is subject.

              (g) No proceeding in which the Seller or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

                     ARTICLE VII. - POST-CLOSING OBLIGATIONS

         7.01 FURTHER ASSURANCES. Following the Closing, the Company, the Seller and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement. In addition, Buyer shall continue to allow the Seller to utilize the facilities and employees of the Company and the Buyer in connection with payroll for Seller's employees, payment of accounts payable of Seller and for other similar transition requirements. Such use and services shall terminate within 30 days and shall be subject to the same terms and charges in accordance with the Intercompany Services Agreement, dated May 1, 1999; provided, however, Seller shall use reasonable efforts to transition these functions as soon as reasonably possible on a practical basis.

         7.02 PUBLICITY. A press release concerning this transaction must be issued. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law or by the rules of the National Association of Securities Dealers or the United States Securities and Exchange Commission (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text and timing of any announcement or circular so approved or required.

         7.03 POST-CLOSING INDEMNITY BY THE SELLER. Subject to the provisions of
Section 8.01, from and after the Closing, the Seller shall indemnify and hold harmless Buyer and its Affiliates, directors, officers and employees from and against any and all Damages arising out of, resulting from or in any way related to (i) a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Seller in this Agreement or in any document or certificate delivered by the Seller at the

Closing pursuant hereto, and (ii) the occurrence of any event on or prior to the date of Closing that is (or would be, but for any deductible thereunder) covered by individual policies of insurance, blanket insurance policies or self insurance programs maintained by the Company.

         7.04 NONDISCLOSURE.

              (a) GENERAL. Seller shall not at any time, disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity, any confidential information relating to the Company or to Buyer, its subsidiaries or Affiliates, or any information concerning their respective financial condition, customers, sources of leads and methods of obtaining new business or the methods generally of doing and operating their respective businesses, except to the extent that such information is a matter of public knowledge or is required to be disclosed by law of judicial or administrative process. Buyer shall not at any time, disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity, any confidential information relating to Seller, its subsidiaries or Affiliates, or any information concerning their respective financial condition, customers, sources of leads and methods of obtaining new business or the methods generally of doing and operating their respective businesses, except to the extent that such information is a matter of public knowledge or is required to be disclosed by law of judicial or administrative process.

              (b) INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by Seller of any or all of the covenants and agreements contained in this Agreement may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, Seller recognizes and hereby acknowledges that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Agreement by Seller and/or its associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 7.04 shall be construed to prevent Buyer from seeking and recovering from Seller damages sustained by it as a result of any breach or violation by Seller of any of the covenants or agreements contained herein.

         7.05 ASSIGNMENT OF CONTRACTS. At the option of Buyer, and notwithstanding anything in this Agreement to the contrary, neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of the Company thereunder so that Buyer would not in fact receive all such rights, the Seller shall cooperate with Buyer to the extent necessary to provide for Buyer the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of Buyer of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise. The foregoing shall not apply to Seller's right to transfer all Non-Business Assets from Buyer to Seller prior to the Closing Date.

         7.06 338 ELECTION. Buyer and Seller will each execute and file the 338 Election in the manner prescribed by applicable regulations for doing so.

         7.07 RATIFICATION OF SHAREHOLDERS. Buyer and Seller shall use their best efforts to support ratification and/or approval and shall urge their respective Affiliates to ratify and/or approve any action which may be required to consummate this Agreement.

         7.08 MEDIATOR INDEMNIFICATION. Buyer and Seller each acknowledge that various individuals (who may or may not be related to Buyer or Seller and various individuals assisting them, participated in mediating the agreements contained in this Agreement and in the preparation of this Agreement and all of the transactions which are contemplated by this Agreement (the "Mediators"). The Mediators for Buyer are Frank A. Buttacavoli and Albert F. Vercillo. The Mediators for Seller are Dean M. Willard and George Barraza. They have been assisted by Buddy H. Epstein (who is also a Mediator). Buyer and Seller further acknowledge and agree that none of the Mediators in their individual capacities or otherwise shall have any personal responsibility or liability of any kind or nature whatsoever resulting from their efforts to assist the parties in reaching the resolution of various matters resolved by this Agreement. Therefore, Buyer and Seller hereby each agrees to indemnify each of its Mediators, to hold each of them harmless and to defend each of them with separate independent counsel (reasonably selected) of his choice from and against any action, liability, loss, cost, expense, claim or proceeding ensuing out of, or in any way connected with this Agreement, the matters covered by this Agreement and any actions taken by either party in connection therewith. None of the Mediators for either party have purported to give legal, accounting or business advice to that party or the other party and each party has retained such legal counsel and other advisors as it deemed appropriate in connection with the preparation of this Agreement, the ratification or adoption of this Agreement, or the consummation of the transactions contemplated hereby and relied upon such professional advice.

                          ARTICLE VIII. - MISCELLANEOUS

         8.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

              (a) by mutual written consent of Buyer and Seller; or

              (b) by either Buyer or Seller:

                  (i) if the Closing shall not have occurred on or before May 9, 2000; provided, however, that the right to terminate the Agreement under this subsection shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the date;

                  (ii) if (A) there shall be a final nonappealable Order of a Government Entity restraining or prohibiting the consummation of the transactions contemplated by this Agreement, or (B) there shall be a law, statute, rule, regulation or Order decree enacted, entered, promulgated or enforced by any Government Entity which prohibits or materially restricts the consummation of the transactions contemplated hereby; or

              (c) by Seller, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(i) would give rise to the failure of a condition set forth in Section 6.01, and
(ii) cannot be or has not been cured within 45 days after the giving of written notice to Buyer of such breach (a "Buyer Material Breach") (provided that Seller is not then in Seller Material Breach (as defined in Section 8.01(d)) of any representation, warranty, covenant or other agreement contained in this Agreement); or

              (d) by Buyer, if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Section 6.02, and
(B) cannot be or has not been cured within 45 days after the giving of written notice to Seller of such breach (a "Seller Material Breach") (provided that Buyer is not then in Buyer Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement).

         In the event of termination of this Agreement by Seller or Buyer pursuant to this Section, written notice thereof shall promptly be given to the other party hereto, and upon such notice this Agreement shall terminate. Except for Sections 8.7 and 8.11 or as provided elsewhere herein, in the event of the termination of this Agreement pursuant to this Section, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of Seller or Buyer or any of their respective Representatives to the other, all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations. Notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party from liability for damages resulting from the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         8.02 LIMITATION ON LIABILITY.

              (a) Subject to the limitations contained in Section 3.23, representations, warranties, agreements, and indemnities of the Seller set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing for one year.

              (b) For purposes of this Section 8.02(b), a party making a claim for indemnity under Section 7.03 is hereinafter referred to as an "Indemnified Party" and the party against whom such claim is asserted is hereinafter referred to as the "Indemnifying Party." All claims by any Indemnified Party under
Section 7.03 shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the

Indemnified Party's claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 8.01(b) has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

                  (i) take such action as the Indemnifying Party may reasonably request in connection with such action,

                  (ii) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

                  (iii) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

         8.03 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

BUYER:                                    E Com Ventures, Inc.
                                          11701 N.W. 101st Road
                                          Miami, FL 33178
                                          Facsimile: (305) 592-3528
                                          E-Mail: ILIAL@PERFUMANIA.COM
                                          Attention:  Ilia Lekach

                                          WITH A COPY TO:

                                          Greenberg Traurig, P.A.
                                          1221 Brickell Avenue
                                          Miami, Florida 33131
                                          Attention:  Kenneth Hoffman, Esq.
                                          Telecopy No. (305) 579-0717

SELLER:                                  Envision Development Corporation
                                         4 Mount Royal Avenue
                                         Marlboro, MA  01752
                                         Facsimile: (508) 481-8304
                                         E-Mail: MICHAELA@EDVCORP.COM
                                         Attention: Michael E. Amideo, CFO

                                         WITH A COPY TO:

                                         Simpson Thacher & Bartlett
                                         425 Lexington Avenue
                                         New York, New York 10017
                                         Facsimile: (212) 455-2502
                                         E-Mail: G_HOROWITZ@STBLAW.COM
                                         Attention:  Gary Horowitz, Esq.

ZERO:                                    ZERO.NET, Inc.
                                         650 Mission Street
                                         San Francisco, CA 94105
                                         Facsimile: (415) 369-0230
                                         E-Mail: WWW.ZERO.NET
                                         Attention: Jake Weinstock



Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

         8.03 GOVERNING LAW. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of the State of Florida, Miami-Dade County, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Southern District of

Florida. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

         8.04 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made again at and as of the Closing by and on behalf of the party on behalf of whom such certificates are delivered.

         8.05 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         8.06 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Buyer's rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Buyer's rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         8.07 REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

         8.08 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and (ii) Buyer could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

         8.09 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.10 REFERENCES AND CONSTRUCTION.

              (a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

              (b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has consulted with an attorney in connection with the preparation and execution of this Agreement.

         8.11 SURVIVAL. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

         8.12 ATTORNEYS' FEES. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

                            ARTICLE IX. - DEFINITIONS

         Capitalized terms used in this Agreement are used as defined in this
Article IX or elsewhere in this Agreement.

         9.01 AFFILIATE. The term "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

         9.02 COLLATERAL AGREEMENTS. The term "Collateral Agreements" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

         9.03 CONTRACTS. The term "Contracts," when described as being those of or applicable to any person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

         9.04 DAMAGES. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

         9.05 FINANCIAL STATEMENTS. The term "Financial Statements" shall mean any or all of the financial statements, including balance sheets and related statements of income and statements of changes in financial position and the accompanying notes thereto of the Company's business prepared (to the knowledge of Seller's current officers and directors) in accordance with generally accepted accounting principles consistently applied, except as may be otherwise provided herein.

         9.06 GOVERNMENTAL AUTHORITIES. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         9.07 HAZARDOUS MATERIAL. The term "Hazardous Material" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "Hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         9.08 INVENTORY. The term "Inventory" shall mean all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Company in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

         9.09 KNOWLEDGE OF THE COMPANY. The term "Knowledge of the Company" shall mean the actual knowledge of any current director or officer of that company.

         9.10 LEGAL REQUIREMENTS. The term "Legal Requirements," when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or properties.

         9.11 PERMITS. The term "Permits" shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

         9.12 PERSON. The term "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

         9.13 PROPERTIES. The term "Properties" shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company in connection with the Business but shall not include the Non-Business Assets.

         9.14 REAL PROPERTY. The term "Real Property" shall mean the real property Used by the Company in the conduct of its business.

         9.15 REGULATIONS. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Internal Revenue Code.

         9.16 USED. The term "Used" shall mean, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company's Business and operations, whether or not reflected on the Company's books of account EXECUTED as of the date first written above.

                                BUYER:

                                E COM VENTURES, INC.

                                By: /s/ Ilia Lekach
                                    -------------------------------------
                                    Name:  Ilia Lekach
                                    Title: Chief Executive Officer

                                COMPANY:

                                PERFUMANIA.COM

                                By: /s/ William Patch
                                    -------------------------------------
                                    Name:  William Patch
                                    Title: Chairman and Chief Executive Officer

                                SELLER:

                                ENVISION DEVELOPMENT CORPORATION

                                By: /s/ William Patch
                                    -------------------------------------
                                    Name:  William Patch
                                    Title: Chairman and Chief Executive Officer

                                ZERO:

                                ZERO.NET, Inc.

                                By: /s/ Jake Weinstock
                                    -------------------------------------
                                    Name:  Jake Weinstock
                                    Title: Chief Executive Officer